EXHIBIT INDEX

(14)    Independent Auditor's Consent.

(17)(e) Annual Report for the period ended Jan. 31, 2002 for AXP S&P 500 Index Fund, AXP Mid Cap Index Fund, AXP Total Stock Market Index Fund, AXP International Equity Index Fund, and AXP Nasdaq 100 Index Fund.